SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934
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☑ Definitive information statement
DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II

(Name of Registrant as Specified in Its Charter)
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INFORMATION STATEMENT
FOR
DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
Dear Limited Partner:
     We are sending you this information statement to inform you that Drexel Burnham Lambert Real Estate Associates II Limited Partnership, a New York limited partnership, the general partner (the “General Partner”) of Drexel Burnham Lambert Real Estate Associates II, a New York limited partnership (the “Partnership”), has agreed to sell the Partnership’s apartment complex known as Presidential House, located in Miami, Florida (the “Property”) to Advenir, Inc., a Florida corporation (the “Buyer”), an unaffiliated third party, for $12,585,000 less the balance of the outstanding mortgage loans encumbering the Property at closing, which the Buyer has agreed to assume.
     Pursuant to the agreement of limited partnership of the Partnership (the “Partnership Agreement”), the consent of the General Partner and holders of a majority of the outstanding units of limited partnership interest in the Partnership (“Units”) is required to approve the sale of the Property. As of May 28, 2009, 37,273 Units were issued and outstanding. As of May 28, 2009, Aimco Properties, L.P. and its affiliates owned 18,739 Units, or approximately 50.28%, of the outstanding Units. Affiliates of the General Partner will vote all of their 18,739 Units, or approximately 50.28% of the outstanding Units, in favor of the sale of the Property. Accordingly, approval of the sale is assured. We are providing the attached Information Statement in order to notify you of the background and terms of the sale.
     After the sale closes, we estimate that there will be no distributions to the limited partners of the Partnership. This estimate assumes that the sale of the Property is consummated as of April 30, 2009. This is an estimate only, and as explained below, is based upon a number of assumptions.
     This Information Statement contains information about the sale of the Property and the reasons the General Partner has decided that the sale is in the best interests of the Partnership and the limited partners. The General Partner has conflicts of interest in the sale as described in greater detail herein.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.
     The date of this information statement is June 1, 2009.
     This information statement is being mailed on or about the date hereof to all holders of Units at the close of business on May 28, 2009.

SUMMARY OF THE TRANSACTION
     The following is a brief summary of certain terms of the Partnership’s proposed sale of the Property pursuant to the terms of the Purchase and Sale Contract, dated as of March 25, 2009, between the Buyer and the Partnership (as amended, the “Purchase Agreement”). For a more complete description of the terms of the Purchase Agreement, see “Summary of the Purchase and Sale Contract” in this information statement.

Buyer	Advenir, Inc., a Florida corporation.

Property to Be Sold by the Partnership	Presidential House, located in Miami, Florida, together with all the improvements located on the Property. See “Summary of the Purchase and Sale Contract — The Purchased Assets.”

Purchase Price and Deposit	$12,585,000.00 less the balance of the outstanding mortgage loans on the Property, which was $10,058,464 as of April 30, 2009. The purchase price is also subject to certain adjustments as provided in the Purchase Agreement. The purchase price for the Property is payable as follows: (i) $128,000.00 was paid by the Buyer to First American title Insurance Company of New York (the “Escrow Agent”) as an initial deposit within two days following the execution of the Purchase Agreement (the “Initial Deposit”), (ii) $128,000.00 was paid by the Buyer to the Escrow Agent as an additional deposit (the “Additional Deposit” and together with the Initial Deposit, the “Deposit”) prior to the expiration of the Feasibility Period, which occurred on May 15 2009, and (iii) the balance of the purchase price is to be paid to the Escrow Agent by wire transfer at the closing. The Deposit is nonrefundable unless (i) the Buyer exercises its right to terminate the Purchase Agreement due to the disclosure of the existence of hazardous or toxic materials on, in or under the Property and the lender requires that the Buyer remediate such environmental conditions as a condition to assuming the existing Property mortgages or (ii) the Buyer exercises its right to terminate the Purchase Agreement due to certain title exceptions. The applicable share of the Deposit not refunded will be credited against the purchase price at closing. At closing, subject to certain conditions in the Purchase Agreement, Buyer will receive a credit against the purchase price of the Property in the amount of the outstanding principal balance and all accrued and unpaid interest (if any) thereon, of the mortgage loans on the Property assumed by Buyer. See “Summary of the Purchase and Sale Contract — Purchase Price and Deposit” and “— Loan Assumption and Release.”

Closing	The closing of the Purchase Agreement, including the sale of the Property, is scheduled to occur on June 30, 2009. The closing date is subject to extension at the option of the Buyer or the Partnership pursuant to the terms of the Purchase Agreement. See “Summary of the Purchase and Sale Contract — Closing.”

Closing Conditions	The Partnership’s obligation to complete the sale of the Property is subject to certain conditions, including (i) obtaining lender approval of the loan assumption and release of the Partnership for the mortgages on the Property (the “Loan Assumption and Release”) and (ii) obtaining all consents necessary to consummate the transactions described in the Purchase Agreement. The Buyer’s obligation to close the sale of the Property is also subject to certain conditions, including (i) the discharge of all violations filed against the Partnership (the “Violations”) and the close out of all open permits (the “Open Permits”) which are listed in the (y) Memo, dated March 17, 2009, from Adorno & Yoss to Steven Vecchitto and the search summary report conducted by Reliable Lien Search, Inc., dated March 12, 2009 attached to such memo and (z) listed on Schedule 6.1.4 to the Purchase Agreement, but specifically excluding violation numbers 20090127991, 20090128019 and 20090128028 (collectively, the “Violations and Open Permits Report”), and (ii) receipt of written confirmation that no further action is required with respect to a fuel spill that occurred at the Property (the “Fuel Spill”) from the Department of Environmental Resources Management. See “Summary of the Purchase and Sale Contract — Conditions to the Parties’ Obligation to Close.”

Representations and Warranties	The Purchase Agreement contains customary representations and warranties made by the Buyer and the Partnership. The Partnership’s representations and warranties survive for a period of six months after the closing. See “Summary of the Purchase and Sale Contract — Representations and Warranties.”

Covenants	The Purchase Agreement contains customary covenants by the Partnership, as well as discharging the Violations and closing out the Open Permits. See “Summary of the Purchase and Sale Contract — Covenants.”

Termination	The Purchase Agreement contains customary termination

rights on behalf of the Buyer and the Partnership, including the failure of certain closing conditions, events of default, and other material matters with respect to the Property. See “Summary of the Purchase and Sale Contract — Assumption of the Existing Loans on the Property,” “—Closing,” “— Conditions to the Parties’ Obligation to Close,” “— Default,” and “— Certain Other Termination Rights.”

Damages for Breach of Representations and Warranties	The liability of the Partnership for a breach of the Partnership’s representations and warranties is capped at $500,000. Additionally, the Buyer may not bring any claim for breach of a representation or warranty by the Partnership unless the claim for damages exceeds $5,000 (individually or in the aggregate). See “Summary of the Purchase and Sale Agreement — Representations and Warranties.”

Use of Proceeds	The Partnership intends to use the gross proceeds from the sale of the Property to pay the outstanding indebtedness, transaction related costs and other liabilities of the Partnership, including certain indebtedness owed to the General Partner and its affiliates and to make distributions to the Partnership. After the payment by the Partnership of outstanding indebtedness, transaction related costs and other liabilities of the Partnership, the General Partner estimates that there will be no distributions available for distribution to the partners of the Partnership. See “Use of Proceeds” and “Interests of Certain Persons in the Sale.”

Plans After the Sale	Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Partnership, the Partnership will be dissolved and its affairs wound up as required by Article XV of the Partnership Agreement See “Plans After the Sale,” “Legal Proceedings” and “Federal Income Tax Consequences.”

REASONS FOR THE SALE
     The General Partner has determined that the sale of the Property is in the best interests of the limited partners after considering a number of factors, including the following:
•	Construction of the Property was completed in 1963, and given its age, the Property likely will require substantial capital expenditures in the future, for which existing reserves will not be adequate.

•	Any future economic downturn or increase in interest rates may make it difficult to find a buyer for the Property at as favorable a price in the future.

•	The tax benefits of continued investment in the Property have been substantially eliminated for most limited partners due principally to declining depreciation deductions from the Property.

•	For the foreseeable future, the Partnership may generate taxable income but may not distribute sufficient operating cash to limited partners to pay resulting tax liabilities.

•	The General Partner’s belief that the Miami, Florida rental market is stagnant, resulting in unchanged rental rates while expenses related to the Property, including maintenance and repair, continue to increase.
     For these reasons and others that were considered by the General Partner in arriving at its decision, the General Partner has approved the sale and the Purchase Agreement, and, as described more fully below, limited partners affiliated with the General Partner holding a majority of the Units have indicated that they will vote all of their Units in favor of the sale and the Purchase Agreement.
THE SALES PROCESS
     In October 2008, the Partnership hired CB Richard Ellis, a national real estate brokerage firm, to market the Property to be sold. The Broker marketed the Property nationally to prospective buyers known to be interested in the acquisition of multifamily housing projects similar to the Property. Approximately 52 offering memorandums were sent to prospective buyers of the Property. The Broker received offers from 11 potential purchasers, including the Buyer. The General Partner evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchaser and ability of the prospective purchaser to close. Neither the General Partner nor its affiliates bid on the Property. The General Partner chose to accept the offer by the Buyer described in this information statement based on these criteria
     The Partnership and the Buyer executed the Initial Purchase Agreement on March 25, 2009 for the Property for a purchase price of $12,800,000. On April 24, 2009, the Partnership and the Buyer executed the First Amendment to Purchase and Sale Contract, pursuant to which the Feasibility Period was extended to May 8, 2009, the period to obtain the Loan Assumption and Release was extended to May 26, 2009 and the closing date was extended to June 9, 2009. On May 8, 2009, the Partnership and the Buyer executed the Second Amendment to Purchase and Sale Contract, pursuant to which the Feasibility Period was extended to May 13, 2009. On May 13 and 14, 2009, the Partnership and the Buyer agreed to extend the Feasibility Period to May 15, 2009. On May 15, 2009, the Partnership and the Buyer executed the Third Amendment to Purchase and Sale Contract, pursuant to which the period to obtain the Loan Assumption and Release was extended to June 3, 2009, the closing date was extended to June 30, 2009 and the purchase price for the Property was reduced to $12,585,000.
THE BUYER
     The Buyer, which is not affiliated with the Partnership, agreed to acquire the Property through an arms-length negotiation. The Buyer has an office located at 17501 Biscayne Boulevard, Suite 300, Aventura, Florida 33160. The phone number for Buyer is (305) 948-3535. The Buyer may assign its rights to acquire the Property to its affiliates, so long as the Buyer is not released from its liability under the Purchase Agreement and the Buyer provides written notice to the Partnership of any proposed assignment no later than ten days prior to the closing date. The Buyer and its affiliates are in the business of operating residential rental housing. The Buyer has informed the General Partner that it or its affiliates plans to operate the Property following the sale. Neither the General Partner nor its affiliates have conducted business with the Buyer or its affiliates.
THE PROPERTY
     The Partnership has owned and operated the Property, a 203-unit apartment complex located in Miami, Florida, since October 1984. The Property (together with the Partnership’s cash on hand) constitutes all of the Partnership’s total outstanding assets. The Property is encumbered by two mortgage loans with an aggregate unpaid balance of principal and accrued interest of approximately $10,058,464 as of April 30, 2009. The loans encumbering the Property will be assumed by the Buyer and deducted from the purchase price. The Partnership has other indebtedness of approximately $2,267,062 as of April 30, 2009, including $1,812,279 of indebtedness and other payables owed to an affiliate of the General Partner. Based on the current purchase price and estimated use of funds, the General Partner will forgo repayment of an estimated additional $1,272,717 of such loans made by the affiliates of the General Partner to the Partnership.
ALTERNATIVES CONSIDERED BY THE GENERAL PARTNER
     The General Partner did not explore any other alternatives to selling the Property.
APPROVAL OF THE SALE
     The General Partner approved the sale and determined that it is in the best interests of the Partnership and the limited partners.
     Section 11.4 of the Partnership Agreement permits the General Partner to cause the Partnership to sell, in a single sale, substantially all of the assets of the Partnership with the approval of the limited partners holding a majority of the then outstanding Units.

     As of May 28, 2009, the Partnership had approximately 744 limited partners who collectively own 37,273 outstanding Units. Each Unit represents approximately .003% of the outstanding Units. As of May 28, 2009, affiliates of the General Partner owned 18,739 Units, or 50.28% of the outstanding Units. The affiliates of the General Partner have notified the General Partner that they will consent in writing to the sale and the Purchase Agreement.
     Set forth below are all persons and entities known by the Partnership to be a beneficial owner of more than 5% of any class of limited partnership interest in the Partnership as of May 28, 2009.

	Number of
Name and Address	Limited	Percent of
of Beneficial Owner	Partnership Units	Class
Aimco Properties, L.P.	18,729	50.25%
4582 S. Ulster St. Parkway Suite 1100 Denver, Colorado 80237
Aimco IPLP, L.P.	10	0.03%
55 Beattie Place Greenville, South Carolina 29602
Total:	18,739	50.28%

(1)	Aimco Properties, L.P. is the operating partnership of Apartment Investment and Management Company (“Aimco”). The general partner of Aimco Properties, L.P. is Aimco-GP, Inc., which is a wholly owned subsidiary of Aimco. Through Aimco-GP, Inc. and Aimco-LP Trust, of which Aimco is the sole beneficiary, Aimco owns approximately 90% of Aimco Properties, L.P. Together, Aimco and Aimco Properties, L.P. directly or indirectly own 100% of Aimco IPLP, L.P.
     Upon the execution of such written consent, the holders of a majority of the Units will approve the sale and the Purchase Agreement, and, as a result, no vote of any other Unit holder will be necessary to approve the sale or the Purchase Agreement. Accordingly, the Partnership is not soliciting any other votes.
     In addition, the written consent will authorize the Partnership, in its discretion, to reduce the gross purchase price for the Property up to 10% and make any other amendments to the Purchase Agreement (including, without limitation, the purchaser, the closing date, due diligence duties and closing conditions) which, in the Partnership’s opinion, are necessary, appropriate or desirable in connection with the sale and that do not materially and adversely affect the Partnership. Such written consent will become effective 20 days after the mailing of this information statement. This information statement will constitute notice to the limited partners of the Partnership with respect to this matter as required by Article XX of the Partnership Agreement.
PARTNER PROPOSALS
     In accordance with the terms of the Partnership Agreement, the Partnership does not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange Act of 1934, as amended. The limited partners may call a special meeting to vote upon matters permitted by the Partnership Agreement with the prior consent of at least 10% of the outstanding Units.

FORWARD-LOOKING STATEMENTS
     Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as “believes,” “intends,” “expects,” “anticipates” and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause actual results to differ materially from those in our forward-looking statements include the ability of the local general partners to sell the underlying properties on economically advantageous terms, real estate and general economic conditions in the markets in which the properties are located and changes in federal and state tax laws that may create tax disadvantages for certain distributions, some of which may be beyond our control. Given these uncertainties, limited partners are cautioned not to place undue reliance on our forward-looking statements.
INTEREST OF CERTAIN PERSONS IN THE SALE
     The General Partner has interests, some of which are in conflict with the interests of the limited partners, with respect to the sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the General Partner’s liability for existing and future Partnership debt and liabilities. As noted above, Aimco Properties, L.P., an affiliate of the General Partner, and its affiliates own 50.28% of the Units and would receive their corresponding share of distributable sales proceeds should such a distribution occur.
     A portion of the proceeds from the sale of the Property, after payment of certain transaction costs, will be used to repay indebtedness of the Partnership owed to the General Partner and its affiliates, including accrued interest thereon, estimated to be $1,812,279 as of April 30, 2009. This amount includes advances to the Partnership from affiliates of the General Partner as well as unpaid reimbursements of accountable administrative expenses. Based on the current purchase price and estimated use of proceeds, the General Partner will forgo repayment of an estimated additional $1,272,717 of loans made by the General Partner or its affiliates to the Partnership.
USE OF PROCEEDS
     We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the General Partner, in its reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross purchase price	$12,585,000
Plus: Cash and cash equivalents	17,824
Plus: Other partnership assets	358,245
Less: Mortgage debt, including accrued interest	(10,058,464)
Less: Loans from affiliate of General Partner, including accrued interest	(1,703,955	)*

Less: Accounts payable, accrued expenses and other liabilities	(563,107)**
Less: Estimated closing costs including transfer taxes	(383,843)
Less: Reserve for contingencies	(251,700)

TOTAL	None

Net proceeds distributable to all Partners	None

*	Based on the current purchase price and estimated use of proceeds, the General Partner will forgo repayment of an estimated additional $1,272,717 of loans made by the General Partner to the Partnership.

**	$108,324 of this amount is payable to the General Partner and/or affiliates.
     In addition, the sale of the Property may require the General Partner to escrow part of the proceeds from the sale for some period of time if the General Partner agrees with the Buyer to do so.
     These estimates assume that the closing of the sale occurred as of April 30, 2009, and are based on information known to the General Partner at this time. These figures will adjust based upon the fact that closing will occur after April 30, 2009. Of course, many factors could cause the actual use of proceeds to vary from these estimates, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.
FEDERAL INCOME TAX CONSEQUENCES
     The tax consequences to you of a sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to “I.R.C. Section” are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.
     THE FOLOWING DISCUSSION DOES NOT CONSTITUTE TAX ADVICE NOR DOES IT ATTEMPT TO PRESENT ALL ASPECTS OF THE FEDERAL INCOME TAX LAWS (OR ANY ASPECT OF STATE, LOCAL OR FOREIGN TAX LAWS) RELATED TO THE SALE OF THE PROPERTY. EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE.

     Tax Consequences if the Property is Sold. If the Property is sold as contemplated in this Information Statement and subject to the limitations discussed below, the General Partner estimates that a typical limited partner will recognize total taxable income of approximately $101 per Unit. The total taxable income is estimated to consist of Section 1231 gain of $161 per Unit (treated as “unrecaptured Section 1250 gain” of $126 per Unit and long-term capital gain of $35 per Unit) resulting from the sale of the Property, an ordinary loss of $5 per Unit, and a capital loss of $55 per Unit (for Units that have not received a basis adjustment as a result of a sale of Units or death of the Unit holder) resulting from the liquidation of the limited partner’s Units. The capital loss is a result of syndication fees that are nondeductible at the Partnership level.
     The Partnership will recognize Section 1231 gain from the sale of the Property, as indicated above, because the amount the Partnership realizes from the sale will exceed its adjusted basis in the Property. The Partnership’s amount realized from the sale includes the sum of cash it receives from Buyer plus the fair market value of any property it receives other than money. If Buyer assumes or takes the Property subject to liabilities, which encumber the Property, the face amount of those liabilities also is included in the Partnership’s amount realized as though Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees, and title costs, reduce the Partnership’s amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership Agreement. The amount of selling expenses is an estimate based on a number of assumptions with respect to closing costs discussed under “Use of Proceeds.”
     To the extent that a partnership is not a “dealer” with respect to a property, any gain recognized by the Partnership with respect to the sale of the Property generally will constitute gain arising from the sale of property used in the Partnership’s trade or business under I.R.C. Section 1231 (“I.R.C. Section 1231 gain”). Each limited partner will be allocated its share of the Partnership’s I.R.C. Section 1231 gain. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property, if any, will be treated as ordinary income to the extent of a limited partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent years. As a result, all or a portion of any I.R.C. Section 1231 gain, if any, from the sale of the Property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net unrecaptured I.R.C. Section 1231 losses in prior years. If that were to occur, such limited partner may be unable to utilize the anticipated capital loss outlined above because of limitations applicable to capital losses. In general, capital losses are deductible only to the extent of capital gains, plus, in the case of individuals, trust and estates, $3,000 per year ($1,500 in the case of a married individual filing a separate return). Individuals, trusts and estates may be eligible to carry unused capital losses indefinitely to future years until losses can be used. The deductibility of losses is complicated, and each limited partner is urged to consult his, her or its tax advisor.

     Under I.R.C. Section 1245, gain, if any, recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., “depreciation recapture gain,” is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of the (i) amount realized, or (ii) recomputed basis (i.e., the property’s basis plus all amounts allowed or allowable for depreciation) of the transferred property exceeds that property’s adjusted basis. The General Partner does not anticipate that the Partnership will have any Section 1245 gain or loss on the sale.
     Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation’s capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership’s residential rental real property.
     In the case of limited partners of the Partnership that are individuals, estates, or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated Section 1231 gain from the Partnership’s sale of the Property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. Section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The current maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain is 25%.
     In the case of limited partners that are individuals, trusts, or estates, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the Partnership’s property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates. As indicated above, the General Partner estimates that the limited partners will be allocated I.R.C. Section 1231 gain of $161 per Unit (treated as unrecaptured I.R.C. Section 1250 gain of $126 per Unit and long term capital gain of $35 per Unit); provided, that a portion of the Section 1231 gain may be treated as ordinary income if the limited partner has unrecaptured net I.R.C. Section 1231 losses for the five most recent years, as discussed above.
     The Partnership will recognize income from discharge of indebtedness under Section 61(a)12 as a result of the discharge of indebtedness owed to the General Partner and its affiliates. The discharge of indebtedness income recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership Agreement. The applicability of any exclusion from gross income of discharge of indebtedness income under Section 108 must be determined at the limited partner level. Each limited partner is urged to consult his, her or its tax advisor to determine whether any such exclusion would be available to the limited partner.
     If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner’s individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.
     Distributions of Cash in Liquidation of Units. A distribution of cash (including a deemed distribution of cash under I.R.C. Section 752 as a result of a reduction in a limited partner’s share of Partnership liabilities) by the Partnership to a limited partner in liquidation of Units will be treated as an amount realized from a sale of the limited partner’s Units and will result in taxable gain only to the extent that the distribution exceeds the limited partner’s adjusted tax basis in his, her or its Units and will result in taxable loss to the extent that the cash distribution (including a deemed cash distribution) is less than the limited partner’s adjusted tax basis in his, her or its Units. Generally, any gain or loss recognized by a limited partner arising from a cash distribution (including a deemed cash distribution) by the Partnership will be capital gain or capital loss. As indicated above, the General Partner estimates that the limited partners will have a capital loss upon liquidation of the Units of $55 per Unit on account of syndication fees that are nondeductible at the Partnership level and do not reduce the limited partner’s tax basis in his, her or its Units.
     There will not be any proceeds available for distribution to the limited partners from the sale of the Property after repayment of the Partnership’s debts. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the recognition of gain.
     Tax Consequences if the Property is Not Sold. The Property has been substantially depreciated for United States federal income tax purposes. As a result, it is possible that continued operation of the Property may generate taxable income to the limited partners unless there is adequate depreciation and other deductions equal to or greater than the income generated from the Property. Limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the Partnership’s continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a Partnership tax return and it will continue to pay management fees. If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.
     Certain Proposed Tax Changes in the Obama Administration’s Fiscal Year 2010 Budget. On February 26, 2009, the Obama Administration issued “A New Era of Responsibility: Renewing America’s Promise” providing a preview of its fiscal policies and planned major budgetary initiatives. In effect, it is an overview of the fiscal year 2010 budget expected to be released in the Spring of 2009. Proposals that may be relevant to individual limited partners earning an annual minimum income of $250,000 (married) and $200,000 (single) include the following: (i) a proposed increase in the top individual ordinary income tax rates to 36% and 39.6% from 33% and 35%, effective for tax years beginning after December 31, 2010, (ii) a proposed increase in the income tax rate on capital gains and dividends to 20% from 15% effective for tax years beginning after December 31, 2010; and (iii) a proposed limitation on deductibility of itemized deductions that limits the tax benefit rate resulting from such deductions to 28% effective for tax years beginning after December 31, 2010 (the current limitation on deductibility of itemized deductions is currently scheduled to expire for tax years beginning after December 31, 2009). It is uncertain whether the foregoing proposals will ultimately be enacted, whether such proposals will be modified before enactment, or whether new proposals relevant to limited partners will be enacted in the future. Limited partners are urged to consult their tax advisors with respect to possible tax law changes.
     IRS Circular 230 Disclosure. To ensure compliance with IRS Circular 230, limited partners are hereby notified that: (i) any discussion of federal tax issues in this Information Statement was not intended or written to be relied upon, and cannot be relied upon by limited partners for the purpose of avoiding penalties that may be imposed on limited partners under the Internal Revenue Code of 1986, as amended; (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed in this Information Statement; and (iii) limited partners should seek tax advice based on their particular circumstances from an independent tax advisor.
NO APPRAISAL RIGHTS
     Limited partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the sale of the Property.
REGULATORY APPROVALS
     Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.
PLANS AFTER THE SALE
     Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Partnership, the Partnership will be dissolved and its affairs wound up. The Partnership will reserve a portion of the proceeds of the sale of the Property to cover the administrative costs of operating the Partnership until its liquidation and dissolution, including management fees, taxes, the cost of audits, printing and mailing and the preparation and filing of the Partnership’s tax returns. The Partnership also will reserve a portion of the proceeds of the sale of the Property to cover costs associated with the dissolution and liquidation of the Partnership. See also “Federal Income Tax Consequences” for a discussion of the tax consedquences of the sale of the Property and the liquidation of the Partnership.

PARTNERSHIP BUSINESS
     The Partnership is a publicly held limited partnership organized under the Limited Partnership Laws of the State of New York on November 2, 1983. DBL Properties Corporation, a New York corporation, is the General Partner of the Partnership. The General Partner is a subsidiary of Aimco, a publicly traded real estate investment trust. The Partnership Agreement provides that the Partnership is to terminate on December 31, 2032, unless terminated before such date.
     The Partnership’s primary business is to operate and hold real estate properties for investment. The Partnership, through its public offering of Units, sold 37,273 Units aggregating approximately $18,637,000. The General Partner owns a 1% interest in the Partnership. Since its initial offering, the General Partner has not received, nor are the limited partners required to make, additional capital contributions.
     The Partnership originally acquired five income-producing real estate properties or interests therein with the funds obtained from proceeds of its public offering. The Partnership has sold all of its properties, other than the Property, including the 123 Office Building in March 1994 in a foreclosure proceeding, the Sheraton Inn in March 1997, Wendover Business Park Phase II in September 1999, and Table Mesa Shopping Center in March 2000. The Partnership continues to engage in the business of operating the Property.
     The Partnership has no employees. Management and administrative services are performed by the General Partner and by agents retained by the General Partner. An affiliate of the General Partner provides such property management services.
     The General Partner intends to maximize the operating results and, ultimately, the net realizable value of the Partnership’s assets in order to maximize the return for the limited partners. The Partnership evaluates the Property periodically to determine the most appropriate strategy.
     Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2008 and 2007 fiscal years set forth in Part II, Item 7 of the Partnership’s Annual Report on Form 10K for the fiscal year ended December 31, 2008 (the “2008 10K”) filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2009 and the unaudited financial statements for the three months ended March 31, 2008 and 2009 filed with the SEC on May 14, 2009 (the “2009 First Quarter 10Q”).
     For information on certain pending and ongoing litigation and governmental investigations, please refer to the 2008 10K and the 2009 First Quarter 10Q.
PARTNERSHIP PROPERTIES
     The following table sets forth the Partnership’s current investment in real property:

Property	Date of Purchase	Type of Ownership	Use
Presidential House Apartments Miami, Florida	October 1984	Fee ownership, subject to first mortgage	Apartment — 203 units

SUMMARY OF THE PURCHASE AND SALE CONTRACT
     The following summarizes the material terms and conditions of the Purchase Agreement. Nothing in this Information Statement is intended to modify the terms of the written Purchase Agreement.
The Purchased Assets
     The Partnership has agreed to sell all of the Partnership’s interest in and to the Property, together with all the improvements located on the Property. Subject to the Buyer’s right to elect to exclude certain items pursuant to the terms and conditions of the Purchase Agreement, the Buyer has agreed to assume the Partnership’s liabilities and obligations under the Property’s contracts, equipment leases, purchase orders, maintenance, service and utility contracts (to the extent assignable) and the Property’s tenant leases after the closing.
Purchase Price and Deposit
     The purchase price for the Property is $12,585,000 less the amount of the mortgages on the Property, which the Buyer will assume. The Purchase Price is payable as follows: (i) the $128,000.00 Initial Deposit was paid by the Buyer to the Escrow Agent within two days following the execution of the Purchase Agreement, (ii) the $128,000.00 Additional Deposit was paid by the Buyer to the Escrow Agent prior to the expiration of the Feasibility Period, which occurred on May 15 2009, and (iii) the balance of the purchase price will be paid in cash by wire transfer to the Escrow Agent at the closing.
     The Deposit is nonrefundable unless (i) the Buyer exercises its right to terminate the Purchase Agreement due to the disclosure of the existence of hazardous or toxic materials on, in or under the Property and the lender requires that the Buyer remediate such environmental conditions as a condition to assuming the existing Property mortgages or (ii) the Buyer exercises its right to terminate the Purchase Agreement due to certain title exceptions. The applicable share of the deposit not refunded will be credited against the purchase price at closing. At the closing, subject to certain conditions in the Purchase Agreement, Buyer will receive a credit against the purchase price of the Property in the amount of the outstanding principal balance and all accrued and unpaid interest (if any) thereon, of the mortgages on the Property assumed by Buyer.
     The Buyer is entitled to receive a credit at the closing in the amount of the received but unapplied balance of all security, damage or other refundable deposits required to be paid by tenants under the leases, plus interest thereon as may be required by the applicable lease or state law. In addition, to the extent the Partnership, has received any payments from tenants for operating expenses, taxes, utilities, retroactive rental escalations, or other charges payable by tenants under the leases allocable to periods after the closing, Buyer will receive a credit for such amounts at the closing.

Assumption of the Existing Loans on the Property
     The existing loan from Federal Home Loan Mortgage Corporation, in the original principal amount of $4,536,933.00, will be assumed by the Buyer upon the closing of the sale of the Property. The balance due on the loan is $4,502,231 (principal and accrued but unpaid interest) as of February 28, 2009. A second loan from Federal Home Loan Mortgage Corporation, in the original principal amount of $5,650,000, will also be assumed by the Buyer upon the closing of the sale of the Property. The balance due on the second loan is $5,576,558 (principal and accrued but unpaid interest) as of February 28, 2009. The fees, costs, and penalties incurred in connection with the assumption of the loans will be paid by the Buyer.
     If Buyer complies in all material respects with its obligations under the Purchase Agreement and the mortgage documents and has used its commercially reasonable efforts to obtain the Loan Assumption and Release, and the Buyer is unable to obtain the Loan Assumption and Release on or before June 3, 2009, the Buyer has the right to extend the time period to obtain the Loan Assumption and Release to June 25, 2009 by delivering (i) written notice to the Partnership of its election to extend such approval period by May 4, 2009 and (ii) an additional deposit of $50,000. If Buyer complies in all material respects with its obligations under the Purchase Agreement and the mortgage documents and has used its commercially reasonable efforts to obtain the Loan Assumption and Release, and the Buyer is unable to obtain the Loan Assumption and Release on or before June 3, 2009, the Buyer has the right to terminate the Purchase Agreement. If the lender requires a material modification to the loans as a condition to consenting to the Loan Assumption and Release, then the Buyer has the right to terminate the Purchase Agreement. The Buyer will permanently waive its right to terminate the Purchase Agreement in connection with its inability to assume the loans encumbering the Property if it fails to deliver a written notice terminating the Purchase Agreement to the Partnership prior to June 3, 2009.
Feasibility Period
     From the date of the execution of the Purchase Agreement to and including May 15 2009 (the “Feasibility Period”), the Buyer and its consultants had the right to enter the Property to, among other things, conduct customary studies, tests, examinations, inquiries and inspections or investigations concerning the Property, to review documents and records related to the Property and otherwise confirm any and all matters which Buyer may reasonably desire to confirm with respect to the Property. Buyer has indemnified the Partnership from and against any and all claims, damages, costs and liabilities arising from or related to Buyer’s or its consultants’ entry onto the Property and their inspections and investigations.
Pre-Closing Deliveries and Obligations
     The Purchase Agreement requires the Partnership to deliver certain documents to the Buyer, including (i) all documents relating to the Property (including a special warranty deed, a quitclaim deed, an updated list of contracts relating to the Property and an updated rent roll with all pertinent information relating to the tenants and leases), (ii) a title affidavit or an indemnity form, which is sufficient to enable the title insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued, and (iii) certification of the Partnership’s non-foreign status. The Partnership is only responsible for payment of the basic premium for the title policy. The Buyer is responsible for any costs in excess of the basic premium and for the cost of a current survey or any update to the survey.
     On or before the expiration of the Feasibility Period, Buyer has the right to deliver written notice to the Partnership identifying any contract relating to the ownership, maintenance, construction, repair or operation of the Property that Buyer wishes to terminate at closing. If any such contract cannot, by its terms, be terminated, Buyer agreed to assume such contract. Any contract not identified by Buyer in such notice will be assumed by Buyer. Buyer is responsible for any penalties or fees associated with the termination of any contracts it wishes to have terminated. Buyer is responsible for obtaining any necessary consents with respect to any contracts it assumes, and has indemnified the Partnership from and against any and all claims, damages, costs and liabilities arising from or related to Buyer’s failure to obtain any such consent.
Closing
     The sale of the Property is scheduled to occur on June 30, 2009. The Partnership has the option, by delivering written notice to the Buyer, of extending the closing to July 8, 2009. If Buyer exercises its right to extend the time period to obtain the approval of the Loan Assumption and Release, the closing will automatically be extended to the earlier of (i) 15 days after receipt of the approval of the Loan Assumption and Release and (ii) July 7, 2009.
Closing Prorations and Post Closing Adjustments
     All normal and customarily proratable items will be prorated as of the closing date.
     Unless otherwise provided in the Purchase Agreement, the Partnership is entitled to receive all income, and is liable for all expenses, relating to the operation of the Property for the period prior to the closing date, and the Buyer is entitled to receive all income, and is liable for all expenses, for the period commencing on the closing date for the Property. The Partnership or the Buyer, may request an adjustment of any pro rated item (with the exception of real property taxes, which will be final and not subject to readjustment), provided that no party has any obligation to make any adjustment after the expiration of 60 days after the closing, and unless the adjustment exceeds $5,000 (individually or in the aggregate) with respect to the Property.
Representations and Warranties
     The Purchase Agreement contains certain customary representations and warranties by the Partnership. These representations and warranties include representations and warranties regarding existence and qualification; authority; non-contravention of existing contracts; validity and enforceability of the Purchase Agreement; possessory interest in the Property; “non-foreign person” status; litigation; governmental violations; material defaults under property contracts; and accuracy of the Property’s rent roll. Except for the Partnership’s specific representations, the Property is expressly being sold and purchased “as is,” “where is,” and “with all faults.” The Partnership’s liability for any breach of a representation or warranty by the Partnership is capped at $500,000. Additionally, Buyer agreed not to bring any claim for breach of a representation by the Partnership unless the claim for damages exceeds $5,000 (individually or in the aggregate).

     The Purchase Agreement also contains certain customary representations and warranties by the Buyer.
Covenants
     The Partnership has agreed that it will continue to operate the Property in the ordinary course of business. The Partnership has also agreed to certain additional covenants which may affect the operation of the Partnership prior to closing, including: a commitment to provide the Buyer with an updated rent roll at the closing, restrictions on making material alterations to the Property or removing any material fixtures or tangible personal property, restrictions on the creation of liens and encumbrances, discharging the Violations, and closing out the Open Permits. Additionally, if the Partnership has not obtained a written confirmation that no further action is required with respect to the Fuel Spill from the Department of Environmental Resources Management by the closing, Aimco has agreed to execute and deliver an indemnity agreement (the “Indemnity Agreement”), pursuant to which Aimco will indemnify the Buyer from all losses incurred by the Buyer arising out of the Fuel Spill. The Indemnity Agreement will expire on the earlier of (i) the date the Partnership delivers a copy of the written confirmation that no further action is required with respect to the Fuel Spill from the Department of Environmental Resources Management and (ii) the first anniversary of the closing date.
Conditions to the Parties’ Obligation to Close
     Partnership’s Conditions to Closing
     The Partnership’s, obligation to complete the sale of the Property is subject to certain customary conditions. Such conditions include, among other things, the following:
•	The completion of the Loan Assumption and Release;

•	Receipt by the Partnership of all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Purchase Agreement; and

•	The absence of any pending, or to the knowledge of Buyer or the Partnership, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase Agreement or declare any covenants of Buyer to be illegal, void or nonbinding.
     If the conditions to closing fail with respect to the Property, then the Partnership may elect to either waive such condition or terminate the Purchase Agreement in its entirety. In such instance, a portion of the Deposit may or may not be returned to the Buyer, depending on the circumstances surrounding the failure of the specific condition.

Buyer’s Conditions to Closing
     The Buyer’s obligation to complete the sale of the Property, also is subject to certain customary conditions. Such conditions include, among other things, the following:
•	The discharge of the Violations and the close out of the Open Permits; and

•	The receipt of written confirmation from the Department of Environmental Resources Management that no further action is warranted at the Property with respect to the Fuel Spill.
     If such conditions fail, then, subject to the terms of the Purchase Agreement, Buyer has the option of either waiving such condition or terminating the Purchase Agreement and receiving the Deposit back, subject to Buyer’s obligation to return due diligence materials provided to Buyer.
Default
     If the Buyer defaults in its obligations under the Purchase Agreement and does not cure the same within the cure period, if any, provided therein, then the Purchase Agreement will be automatically terminated and the Buyer will forfeit the Deposit to the Partnership. The Partnership has waived the remedies of specific performance and additional damages from the Buyer (other than with respect to certain indemnification obligations on the part of the Buyer as set forth in the Purchase Agreement).
     If the Partnership defaults in its obligations under the Purchase Agreement and does not cure the same within the cure period, if any, provided therein, then Buyer may either seek specific performance of the Partnership’s obligations under the Purchase Agreement (but not damages), subject to certain conditions, or terminate the Purchase Agreement in its entirety. If the Buyer elects to terminate the Purchase Agreement, a portion of the Deposit is to be returned to the Buyer, subject to the Buyer’s obligation to return due diligence materials provided to Buyer. Additionally, if Buyer elects to terminate the Purchase Agreement, Buyer may recover (as its sole recoverable damages) direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in an amount not to exceed $75,000.
Certain other Termination Rights
     The Buyer has the right to terminate the Purchase Agreement in its entirety upon major property damage to the Property (cost of repairs exceed $1,280,000) or condemnation of a material portion of any of the Property. In such instance, the Deposit is to be returned to the Buyer, subject to Buyer’s obligation to return due diligence materials provided to Buyer. In the event Buyer elects not to terminate the Purchase Agreement, Buyer will receive either (i) all insurance proceeds pertaining to any such damage (or the proceeds of any condemnation award) and a credit against the purchase price in the amount of any deductible payable by the Partnership in connection therewith or (ii) the full purchase price less a credit to Buyer in the amount necessary to repair the damage (less any amounts which may already have been spent by the Partnership to repair the damage).

Expenses and Closing Costs
     Buyer is responsible for paying any assumption fees in connection with the mortgage assumption, the cost of recording any instruments necessary to discharge any liens against the Property, any premiums or fees required to be paid by Buyer for the title policy as described above, and one-half of the customary closing costs of the Escrow Agent. The Partnership, will pay the base premium for the title policy and the other one-half of the closings costs of the Escrow Agent.
     In addition, the Partnership agreed to pay any fees, commissions, and expenses due and owing to the Broker pursuant to a separate agreement.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.
     You should only rely on the information provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.
     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this information statement will also be deemed to be incorporated herein by reference and will automatically update information in this information statement.
     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
Telephone: (800) 217-9608
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.

     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:
By mail:	c/o THE ALTMAN GROUP, INC. 1200 Wall Street 3rd Floor Lyndhurst, NJ 07071

By telephone:	(800) 217-9608
By facsimile:	(201) 460-0050
     A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.